CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                  FOR

                          BARGAIN PRODUCTS, INC.

     Pursuant to NRS 78.385, 78/390 and 78.207, the undersigned President and Secretary of Bargain Products, Inc. do hereby certify:

     That the following amendments to the articles of incorporation were approved by the Board of Directors of said corporation by written consent in lieu of a special meeting of the Board of Directors, dated July 14, 1997, and by a positive vote of a majority of the outstanding shares entitled to vote on July 14, 1997, there being 8,428,571 shares authorized to vote and 4,802,500 shares having voted in favor of the amended articles.

1.  CHANGE OF AUTHORIZED CAPITAL

     After giving effect to a on for one hundred (1 for 100) reverse stock stock split of the common stock, the authorized common stock shall be decreased from 25,000,000 shares, $.001 par value per share to 250,000 shares of common stock, $.10 par value per share, which stock split and subsequent decrease in the number of authorized shares shall be effective on July 29, 1997 pending approval from the NASD. Any fractions created by one for one hundred (1 for 100) reverse stock split of the common stock shall be rounded up. Subsequent to the one for one hundred (1 for 100) reverse stock split, the authorized common stock shall be increased from 250,000 shares of common stock, $.10 par value per share to 10,000,000 shares of common stock, $.10 par value per share, also effective on July 29, 1997.

Accordingly,

     Effective July 29, 1997, pending approval from the NASD, Article VI,
Section 1, is hereby amended to read as follows:

     Section 1. AUTHORIZED SHARES. The total number of shares which this Corporation is authorized to issue is 10,000,000 shares of common stock, $.10 par value per share, after giving effect to a one for one hundred
(1 for 100) reverse stock split and a subsequent increase in the authorized shares of common stock.

The Certificate of Amendment of Articles of Incorporation may be executed in two or more counterparts.

   /s/Max C. Tanner                            /s/Mont E. Tanner
___________________________                _________________________
      President                                    Secretary